Exhibit 5.1

Lion group holding ltd. c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +852 3656 6014
E nicholas.plowman@ogier.com

Reference: NJP/LHJ/172158.00001

12 May 2022

Dear Sirs

LION GROUP HOLDING LTD. (the Company)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), originally filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (as amended, the Act) on or around 22 February 2021. The Registration Statement relates to offering by the Company of the following securities as described in the Registration Statement (together the Securities):

-	Class A Ordinary Shares of the Company, par value US$0.0001 per share (the Class A Ordinary Shares) issuable upon exercise of Series D warrant, Series E warrant, Series F warrant (collectively, referred to as the Warrants).

This opinion is given as Exhibits 5.1 and 99.2 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 11 February 2020 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company filed with the Registrar on 16 June 2020 (the Amended Memorandum and Articles);

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape	Justin Davis Florence Chan Lin Jacobsen Cecilia Li James Bergstrom Marcus Leese

(c)	the board resolutions of the Company dated February 15, 2021 (the Board Resolutions); and

(d)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	the relevant documents have been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

(e)	the relevant documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the governing law specified therein (the Relevant Law) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

(f)	the choice of the Relevant Law as the governing law of the relevant documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the relevant jurisdiction and any other jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands);

(g)	all parties to the relevant documents have the capacity, power, authority and legal right under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the relevant document;

(h)	all copies of the Registration Statement are true and correct copies and conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(i)	the Board Resolutions remain in full force and effect and the directors of the Company have acted in good faith with a view to the best interests of the Company and have exercised the standard of care, diligence and skill that is required of them in approving the matters therein;

(j)	the directors have no financial interest in or other relationship to a party of the transactions contemplated by the relevant resolutions which has not been properly disclosed in the Board Resolutions;

(k)	none of the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(l)	no monies paid to or for the account of any party or any property received or disposed of by any party in each case in connection with the relevant documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised), respectively);

(m)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

(n)	the Company will receive money or money’s worth in consideration for the issue of Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value;

(o)	the Board Resolutions have been passed in the manner prescribed in the Amended Memorandum and Articles and have not been and will not be amended, varied or revoked in any respect; and

(p)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein. Specifically and without limiting the foregoing, we have made no independent investigation of the Relevant Law.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

(a)	When the Class A Ordinary Shares are issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable, provided that as a matter of Cayman Islands law, a share is only issued when the issuance has been entered in the register of members.

(b)	Without limiting the foregoing, the Warrants to be offered and issued by the Company as contemplated by the Registration Statement will be authorised for issue; and when the Class A Ordinary Shares underlying the applicable Warrants are issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable, provided that as a matter of Cayman Islands law, a share is only issued when the issuance has been entered in the register of members.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion, the term “non-assessable” means, with respect to the Class A Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Risk Factors” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued by the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel, the holders of the Securities. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Ogier